Ex. 99.1

For Immediate Release

Media Contact:
Investor Relations
Charles Moskowitz
617-633-2259

Apple Inc. and 9 Others Added to Greatly Expanded Dell, Inc.

Patent Infringement Suit Brought By

Typhoon Touch Technologies, Inc.

Seattle, WA June 24, 2008 – Typhoon Touch Technologies, Inc. (TYPT.OB) (www.typhoontouchtech.com), owner of foundational intellectual property in the area of portable touch-screen computing, announced today that it has significantly expanded its patent infringement suit commenced in December 2007 against Dell, Inc. (NASDAQ: DELL) by adding Apple Inc. (NASDAQ: AAPL) and the following additional defendants via amended complaint: Fujitsu Computer Systems Corporation, Toshiba America Information Systems, Inc., Lenovo (United States) Inc., Panasonic Corporation of North America, HTC America, Inc., Palm, Inc. (NASDAQ: PALM), Samsung Electronics America, Inc., Nokia Inc. (NYSE: NOK), and LG Electronics USA, Inc.

"The addition of these defendants is a further step in protecting Typhoon’s IP from being unfairly exploited. Hopefully, the world of potential infringers will take notice that it is the Company’s intent to aggressively protect its intellectual property," stated Craig Weiner, Esq., from the law firm of Hofheimer, Gartlir & Gross LLP in New York City, Director of Legal Affairs and Licensing for Typhoon. "As alleged in the amended complaint, Typhoon believes that numerous defendants are selling and/or offering for sale -- what could be millions of devices -- which may infringe Typhoon’s patents."

Typhoon Touch Technologies and its licensee and co-plaintiff, Nova Mobility Systems, Inc., previously reached an out-of-court settlement with Motion Computing, Inc., and recently completed a settlement with Electrovaya Inc., wherein Electrovaya recognized the validity of Typhoon’s patents at issue in the litigation, acknowledged infringement of one or more of the patent claims and made an undisclosed royalty payment of at least 20% on past and future sales of its Scribbler Tablet PC’s in the United States.

In the last month, Typhoon withdrew from preliminary settlement talks with defendant Sand Dune Ventures (Tabletkiosk). The Action, which seeks damages for lost profits as well as a permanent injunction from continued infringing activity by the defendants is pending in the United States District Court, Eastern District of Texas, Tyler Division, Case No. 6:07-cv-546. The Action was filed on behalf of the Plaintiffs by Blank Rome LLP, and shall proceed against both Sand Dune (Tabletkiosk) and the other remaining defendants.

Typhoon’s complaint alleges that defendants have infringed and continue to infringe its U.S. Patent No. 5,379,057 ("the ‘057 patent") issued January 3, 1995 and entitled "Portable Computer with Touch Screen and Computer System Employing Same," and U.S. Patent No. 5,675,362 ("the ‘362 patent") issued October 7, 1997 and entitled "Portable Computer with Touch Screen and Computing System Employing Same," through various actions including the manufacturing, selling, offering for sale, and/or importing a variety of portable computer products, including but not limited to tablet PCs, slate PCs, handheld PCs, personal digital assistants (PDAs), ultra mobile PCs (UMPCs), smart phones of and/or other products covered by the patents-in-suit.

About Typhoon Touch Technologies

Typhoon Touch Technologies, Inc. (TYPT.OB), a Nevada corporation, is the owner of foundational intellectual property in the area of portable touch-screen computing. Please visit www.typhoontouchtech.com for more information.

About Nova Mobility Systems

Nova Mobility Systems Inc, a Nevada Corporation provides highly reliable wireless rugged computer systems to a variety of industries within North America. Nova's systems are comprised of a combination of rugged computers, embedded computing, software, networking and communications for the mobile computer user. Nova uses a combination of internal design and manufacturing as well as key partnerships to develop and deploy its systems. Nova owns product designs and techniques that have been used successfully in the rugged computer industry for over 15 years. Please visit www.novamobility.com for more information.

Note to editors: Copies of the lawsuit are available upon request.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, that the Company licensing agreement with Nova Mobility will enhance product development or result in innovative products or applications, or the growth potential of touch technology and the ability of the companies to capitalize on this market.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with the development of an early stage technology company and its products and the entry into new markets for our products and services. These forward-looking statements are made as of the date of this news release, and the company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our recent current reports on Form 8-K, our annual report on Form 10-KSB, our quarterly reports on Form 10-QSB and other periodic and current reports filed from time-to-time with the Securities and Exchange Commission.